Exhibit 10.3

                                                        Confidential Information

Name of the Channel Partner: Shenzhen Hengtaifeng Technology Co., Ltd.

Number of the Channel Partner: 0100027889

Registration Number of the Channel Partner: 2052215

Cooperation Agreement of Service Channel with LENOVO

Year 2005

              Cooperation Agreement of Service Channel with LENOVO
                               (Master Agreement)


Number: ____________
Date of Effectiveness: ____________

Thanks for becoming a Channel Partner of LENOVO (Number:0100027889) and develop yourself together with us. All our agreements include the Cooperation Agreement of Service Channel with LENOVO (the Agreement) and the Affiliated Commercial Articles of the Cooperation Agreement of Service Channel (Commercial Articles), which shall supersede all the oral or written contracts concerning relevant services interchanged between both parties before.

With representatives of both parties having signed the Agreement and the Affiliated Commercial Articles below, we confirm that both parties accept all the contents of the Agreement and the Affiliated Commercial Articles. The signed agreement and every signed Affiliated Agreement shall form an integral part. All the conditions of the Agreement and the Commercial Articles shall be applied to every Affiliated Agreement. With the agreement and Commercial Articles signed,
1) both parties agree that reliable copies of the contract (e.g. Xerox or fax) are regarded as the original version; 2) all the Products defined therein are restricted by the agreement.

Signature with valid stamp


LENOVO: with the Stamp of Lenovo Shenzhen Electronic Co.,Ltd.

Representative (Print)

Representative Signature: Pan Hai

Position:

Date: April 1, 2005


Address:

Telephone:

Fax:

Email:

Signature with valid stamp

Channel Partner: (stamp) Shenzhen Hengtaifeng Technology Co., Ltd.

Representative (print)

Signed: representative of LENOVO

Position:

Date: March 31, 2005

Address: No.5 Floor 6, Block A, Skyworth Building, Hi-tech Industrial Park, Nanshan District, Shenzhen

Telephone: 26743582

Fax: 26743552

Email: info@htf.com.cn

              Cooperation Agreement of Service Channel with LENOVO

                               (Master Agreement)

The Cooperation Agreement of Service Channel with LENOVO ("the Agreement"/"Master Agreement") is signed by the two parties as indicated on the first page: LENOVO Corporation (hereinafter referred to as LENOVO) and its Service Channel partner (hereinafter referred to as Your Company). According to the Agreement, Your Company is authorized to be the service channel for the Product of LENOVO.

1 Scope of the Agreement

1.1 Affiliated Agreements: The Agreement is a general contract between LENOVO and its Service Channel partner. Your Company is authorized to be the channel seller of our product by signing the Agreement. Special items concerning the selling Products are described in relevant Commercial Articles and items of product policies (called `Affiliated Agreements as defined below). Affiliated Agreements confirm the scope and way in which Your Company can get the Products and/or services. Every Affiliated Agreement, together with the Agreement, constitutes an independent contract (The Cooperation Agreement of Service Channel). The Affiliated Agreements can be supplemented or canceled under the consensus of both parties. But Your Company is authorized to have the Products and/or services under the Agreement only when the Commercial Articles and one or more applicable product policy are signed and come into effect.

1.2 Priority: Should there be no conflict between the Affiliated Agreements and the Agreement, the Affiliated Agreements would be applied in priority; otherwise the Agreement is applied with priority, regardless of any contrast stipulations from any indents, agreements or other documentations displayed by Your Company.


2. Definition

The following expressions are defined as below, unless the context indicates otherwise:

2.1 Articles of Product Policy are an Affiliated Agreement to this one. It provides rewards, marketing supports and service supports from LENOVO to Your Company.

2.2 Related agreements refer to the Agreement and other agreements related to this Agreement, including the Affiliated Agreements, service agreement of the e-commercial system and other supplemented or amended documents.

2.3 Products refers to Products purchased under the Articles of Product Policy, which are sold to a third party by Your Company. It contains Products with a brand owned by LENOVO and the brands distributed by LENOVO or where LENOVO sells as an agent.

2.4 Channel refers to any legitimately established entity that sells LENOVO Products.

2.5 Authorized Channel means any legitimately established entity, including Your Company, which has signed a service channel agreement with LENOVO and sell Products within the scope authorized by Lenovo. Authorized Channel means the same as channel if there are no specific stipulations.

2.6 Distributions means transactions that provide a third party with Products via sales, lease or in any other ways. Should there be any stipulations regarding ways of distribution in the Agreement concerning LENOVO's product policy, such items shall prevail.

2.7 Marketing means all the activities relating to the Products' sales and promotion, including advertisement, promotion, exhibition and services, etc.

2.8 Pricing Policy refers to the documentations, regulations, requirements, opinions and memorandums, concerning Your Company's selling price, which are cited from the Agreement and its relevant articles or are publicized or notified by LENOVO.

2.9 Purchasing Price refers to the Products' selling price or the inter-exchange price among LENOVO's service channels, which are fixed by LENOVO according to its Pricing Policy. Sometimes they shall be called "channel price" or "agent price, unless specially notified.

2.10 Media Price: According to LENOVO's Pricing Policy, there shall be a unified price when a Product is advertised on the media.

2.11 Lowest Retail Price: means the lowest retail price within Your Company's authorized marketing region announced by LENOVO or negotiated by both parties.

2.12 Lowest Item Price refers to Your Company's lowest selling price concerning a single item, which is announced by LENOVO or negotiated by both parties.

2.13 Terminate Customer refers to any individual or kinds of entities that purchase the Products for self usage.

2.14 Selling Discount refers to the preferred price offered by. LENOVO.

2.15 Lower Channel refers to the one or several parties who accept/buy in Products when marketing or selling Products.

2.16 Upper Channel refers to the one or several parties who offer/sell Products when marketing or selling Products.

2.17 Authorized Region refers to a region within which the channel is entitled to sell LENOVO Products. The Authorized Region is stipulated in the Articles of Products Policy, should there be no other prescriptions.

2.18 Authorized Client refers to the clients within the Authorized Region to market and sell Products. The Authorized Clients are stipulated in the Articles of Products Policy, should there be no other prescriptions.

2.19 Appointed Website refers to the e-commerce website defined in the Commercial Articles with the address: http://agent.LENOVO.com and the GREAT LENOVO website with the address http://dlx.LENOVO.com. The latter shall be the only Appointed Website if Your Company is not authorized to log in the e-commerce website.

2.20 Trademark refers to any trademarks, trade names, symbols, marks, designs, business decoration and other unique expressions or tokens possessed or used by either party separately.

2.21 Affiliated Party means a company that is controlled by one company or controls that company, or jointly controls a third company with one company, or is under the same control of a third company with one company. The "company" here refers to any companies, enterprises or legal entities; "control" means having a direct or indirect influence or managing power on the referred company through ownerships, purchases with voting rights, contracts or other means.

2.22 Supporting Documents means any of LENOVO agreements of customer license, product brochures, blueprints, circuit diagrams, customer handbooks, marketing promotion materials, quality certificates, repairing guarantees and other analogous documents and materials.

3 Authorization

3.1 Once having signed the Articles of Product Policy, Your Company is entitled to sell Products within the Authorized Region and term, in the identity (appointed identity) authorized in the Articles of Product Policy and in the way confirmed in the Articles of Product Policy. The premise of having LENOVO's authorized identity to sell the Products is to observe the articles and conditions of this Agreement and perform them strictly.

3.2 LENOVO's authorization to Your Company is confined to what have been stipulated in the Articles of Product Policy and other relevant items in the Affiliated Agreements. There is no other authorization. Your Company shall not engage in any activities in any LENOVO-related identities that are not authorized, including, but not limited to, the implication of having relations with LENOVO which are not clarified in the Agreement.

4 Independent Entity

4.1  LENOVO  and  Your  Company  have  no  dependent  relations  except  for the
cooperation  undertake  in  the  Agreement.   Neither  party  shall  bear  legal
responsibilities for the other's activities.

4.2 Your Company is neither an association of LENOVO, nor a branch or a subsidiary of LENOVO or LENOVO's associations. Your Company, when using LENOVO's name or remarks, shall not confuse customers that you are LENOVO's branch, association or subsidiary through concealing Your Company's name, emphasizing LENOVO's name and remarks, or any other methods that may cause mistakes. In all the involved agreements, except definitely stated, all the product agents and proxies of LENOVO mentioned therein are the independent commercial entities or agencies running under its own name, but not any civil agents in any sense. Your Company shall do all the IT and other types of exchanges that are directly or indirectly related to the Products in your own name, but shall not engage in any activities in an implied or definitely notified identity of LENOVO's civil agent. Your Company shall not use LENOVO's credit as a mortgage in any form.

4.3 Except for a written consensus by both parties in advance, Your Company is not entitled to provide customers with Products, services or other activities in LENOVO's name.

4.4 During the term and the extended term of the Agreement, Your Company shall have an independent operation and recruitment, and shall develop Lower Channels under the authorization in the Articles of Product Policy. Your Company shall supervise and be responsible for your employees and your Lower Channels.

4.5 Except for a written consensus by both parties in advance, LENOVO is not entitled to engage in any other civil activities in Your Company's name.

5 Legitimacy

5.1 Your Company shall acquire and keep the authoritative licenses and permissions which are necessary to the performance of the Agreement and required by law or the government. Such licenses and permissions include, but not limit to: licenses and permissions for purchase, distribution, advertisement, storage and marketing within the Authorized Region.

5.2 According to LENOVO's requirements, Your Company shall display to LENOVO the certificates regarding your distribution capacity, which include, but not limit to: corporation status registered and annually checked by the Industry and Commerce Administration Bureau and the photocopy of the legal representative's ID card. Your Company shall also guarantee the authenticity, legitimacy and continuous validity of such documentations.

5.3 Your Company shall observe the relevant laws and LENOVO's newly released channel cooperation policies. You shall not do anything that may bring harm to LENOVO and its brands.

5.4 Your Company shall only sell the Products supplied by LENOVO in mainland China. As those Products may be bound by certain export restriction laws, including the American ones, Your Company shall observe all the applicable export restriction laws and regulations. According to such laws, Your Company shall not provide certain Products to the restricted countries, entities or individuals, nor to the entities and individuals that are engaging in prohibited activities in any form. Such Products shall not be used in the restricted fields, either. Hence, Your Company shall keep up with relevant laws. Your Company agrees to defend and compensate for LENOVO in order to keep LENOVO from the damages caused by Your Company in case you have breached this article.

6 Purchase and Payment

6.1Your Company shall order LENOVO's Products, pay for them and take them over according to LENOVO's requirements stated in the Commercial Articles.

6.2 LENOVO shall provide Your Company with Products according to the order form confirmed by both parties or to the additionally signed sales contract. LENOVO shall substitute Your Company's ordered Products with more highly equipped ones on condition that the prices remain.

6.3 During the validation of the Agreement, ownership of Your Company's ordered Products shall transfer to Your Company after you have paid up the whole sum of money. Risks of extinguishment, damage, etc. shall transfer to Your Company on the day of delivery.

7 Product Sales

7.1 Sales Territory

7.1.1 Your Company shall sell Products or hold relevant sales activities in the Authorized Region and to the Authorized Clients stipulated in the Articles of Product Policy. But you shall not sell Products or hold any relevant sales activities out of the Authorized Region and to the unauthorized Clients, including, but not limit to, promoting or delivery Products to the unauthorized Clients or out of the Authorized Region in any form, or establishing branches or inventory house out of the Authorized Region for the purpose above. Without LENOVO's written permission in advance, Your Company shall not acquire Products out of the Authorized Region, which are to be sold inside the Authorized Region.

7.1.2 With LENOVO's written permission, Your Company is entitled to carry out the nationwide, unified projects or the trans-region customer projects. Those nationwide, unified projects or trans-region customer projects without LENOVO's recorded permissions are considered as trans-region sales or trans-region transfer.

7.1.3 LENOVO would add regional marks to the Products or their packages. Selling Products without right regional marks are regarded as trans-region sales or trans-region transfer. Region division refers to the market division in the same year.

7.1.4 Your Company shall submit all the demanding information within your Authorized Region to LENOVO, i.e. all the Products' offering prices, purchase demands, order of goods and other consultations. Your Company shall also submit such materials to your Upper Channel if they stem from the Authorized Region of the Upper Channel.

7.2 Your Company shall establish essential selling agencies, invest necessary funds and faculties and make every effort to sell and promote Products within the Authorized Region. Except for what are stated in the Agreement, or supported by LENOVO, or negotiated by both parties, Your Company shall bear all the costs and expenses caused by buying in, promoting and selling Products. Your Company shall operate under the principle of honesty and fair dealing, and shall not sell Products by malfeasant means such as deception and threatening.

7.3 Your Company shall keep an appropriate purchase of the contract Products and preserve the promotion materials such as pamphlets, advertisements, etc. Such materials shall make a complete and correct introduction to the Products.

7.4 Your Company shall always employ technically qualified staffs, who are also necessary and responsible for the overall product promotion within the whole Authorized Region. Sales staff shall, according to LENOVO's policies, take the training required by LENOVO.

7.5 Your Company shall, according to LENOVO's channel supervision regulations, meet LENOVO's representatives regularly or at times, in order to discuss the process of product sales within the Authorized Region and consult about the sales proposal and sales strategies aiming at voluminous product promotion.

7.6 Sales quotas supposed to be completed by Your Company are stated in the Articles of Product Policy. If Your Company cannot complete the negotiated sales quota, your rewards and supports would be altered or canceled according to the Articles of Product Policy. LENOVO is entitled to notify Your Company in written form three months in advance that it would terminate certain items of product policies.

7.7 Your Company shall not change the inside or outside packages, or add appendages that may mislead customers, unless the two parties have additional contracts. Without LENOVO's written authorization in advance, Your Company shall not unseal the Products or make installations, including no altering or amending the documentations, materials and fittings enclosed with the Products when they leave factory.

7.8 Your Company shall maintain a reasonable market price and avoid any unfair price competition. If LENOVO makes any requirements or opinions with respect to the Products' sales price and quoting methods due to differed sales methods, Your Company shall inform LENOVO in written form and gain its written permission in advance when you want to: 1) sell the product in a price lower than LENOVO required one; 2) publicize a price lower than LENOVO's quotation in the media (including the quotation and other advertising materials made by Your Company);
3) have any other sales prices and quoted methods different from LENOVO.

8 Service

8.1 Your Company shall provide customers with services that a distributor should do according to LENOVO's service channel agreement, service regulations and relevant laws. Your Company shall not discourage customers' complaints or reject their proper service requirements.

8.2Your Company shall teach customers to use the Products correctly. You shall also provide them with complete product introductions, pictures, samples and other relevant information, materials and goods which are offered by LENOVO or made by Your Company according to LENOVO `s requirements and standards.

8.3 During the selling process, Your Company shall introduce to the Lower Channels (if there are any) and/or customers relevant product service policies (including repairing guarantee) and the authorized repairing and/or training agencies relating to the Products. Your Company's introduction to the service policies shall strictly stick to the service policies concerning product standards released by LENOVO or the special service policies tailored for certain Products or clients.

8.4 Should there be no extra contracts, Your Company shall, according to relevant service policies, provide customers with such a service that should a repairable failure occurs during the period guaranteed in the product policies, Your Company shall change the Products or withdraw the Products and pay back the money of goods.

8.5 If, according to relevant product policies, Your Company is responsible to provide customers with integration or installation services and all or part of the repairing services including fixing, changing or withdrawing the Products, such services are limited to LENOVO's standards: 1) Your Company shall be equipped with sufficient technically qualified staffs to guarantee a immediate and effective services to customers; 2) Your Company shall have a sufficient storage of Products and/or spare parts to satisfy the needs of after-sale services within the Authorized Region; 3) Your Company shall guarantee that the after-sale services are valid to every customer buys Products from Your Company within the Authorized Region.

8.6 If Your Company is responsible or obligate to provide such services according to LENOVO's service channel agreement, service regulations and relevant laws, Your Company shall respond to and handle customers' service requirements within the period of time stipulated in LENOVO's service standards. If Your Company is not responsible or obligate to provide such services, you should transfer such services to LENOVO or LENOVO's authorized repairing agencies. If a customer requires repairing the product and/or its spare parts which can be returned to the LENOVO's factory or other LENOVO-appoint repairing agencies, Your Company shall report to LENOVO honestly and in due process. The Products are retuned according to LENOVO's authorization and would be delivered to customers after repairing.

8.7 If Your Company makes any extra undertakings to customers beyond LENOVO's definite undertaking in the service policies, or provides customers with any attached materials or goods together with LENOVO's Products, Your Company shall inform customers that such services and attachments are provided and guaranteed merely by Your Company. Your Company shall be responsible to settle down the complaints or disputes caused by your own service undertaking or its performance.

9 Channel Development

9.1 "Channel development", or the analogous concepts/expressions specially mentioned in the Agreement or involved agreements, means that Your Company seeks Lower Channels and establishes comparatively frequent exchange relations concerning the Products with them. Your Company is not entitled to develop any Lower Channels, except for LENOVO's special authorization.

9.2 If Your Company is authorized to develop Lower Channels according to the signed Articles of Product Policy, Your Company shall develop Lower Channels regarding certain Products according to the plans that are negotiated by LENOVO and Your Company and are signed in the Articles of Product Policy or stipulated in other forms.

9.3 Your Company shall guarantee that, with LENOVO's authorization, you should sign a channel agreement with the developed lower channel under the LENOVO's required form and standard. Such channel agreements shall include articles that
are          essentially          the          same         as          articles
3i(cent)4i(cent)5i(cent)7i(cent)8i(cent)11i(cent)12i(cent)13i(cent)14i(cent)15i
(cent)16i(cent)17 in the Agreement and are necessary to the agreements' performance.

9.4 Your Company shall submit the statistics of the lower channel to LENOVO's regularly according to the scope, standard and forms stipulated in LENOVO's channel supervision charters.

10 LENOVO's Supports

Pricing support

10.1.1 LENOVO shall, according to Your Company's application, offer you a preferred price to the special selling projects focusing on certain customers (pricing support). Such supports include, but not limit to bidding projects. The manipulation and disposal to the bidding projects shall observe the principles of pricing support.

10.1.2 Your Company, when applying for pricing support, shall observe all the processes and rules concerning the application of LENOVO pricing support guarantee the authenticity, integrality and veracity of all the application information.

Your Company's Products, which enjoy a pricing support applied by Your Company, shall be correctly sold to the appointed clients demonstrated in Your Company's application of certain special sales projects.

10.1.4 LENOVO would add a mark of "specially supplied" or other analogous marks (specially supplied Products) to the packages of such Products. Your Company shall not purchase or sell any Products with pricing supports acquired from a third party other than LENOVO (including other channels of LENOVO).

10.1.5 LENOVO shall, according to its reasonable judgments and selection, give an after-sale discount and/or deposit to its pricing supports. The operation methods and standards are stipulated in the relevant policies or proposals released by LENOVO.

10.1.6 If Your Company's reputation does not reach the LENOVO required level when applying for product's pricing support, Your Company shall ask a third company that reaches LENOVO `s reputation level to make assurance for Your Company. The third company shall bear a joint liability with Your Company.

10.2 LENOVO shall, according to its product policies and its reasonable judgments, provide Your Company with sample introductions, technical brochures and advertising materials in order to support Your Company's product promotion within the Authorized Region.

10.3 Both LENOVO and Your Company shall propose special marketing activities aiming at given clients or marketing goals. LENOVO would provide Your Company with case support with respect to product, technology, price, sales, and policies according to its reasonable judgments (case support), on condition that LENOVO confirms such activities do correspond with LENOVO's current marketing policies.

10.4 Rewards

10.4.1 Rewards means that LENOVO would, according to LENOVO's marketing and product policies, provide Your Company with material supports unilaterally for your continuous sales of LENOVO's Products. Such rewards include, but not limit to, sales reward, fund, price protection, support, encouragement, discount, preference and other relevant expressions mentioned in the Agreement and any other involved agreements. Such rewards shall not be explained as LENOVO's due payments or other obligations to Your Company, even if such rewards have been issued and informed Your Company according to involved agreements and LENOVO's marketing and product policies.

10.4.2 LENOVO would reward Your Company according to your signed Articles of Product Policy and other involved agreements. Your Company shall question the amount of the reward within three months starting from the day on which LENOVO notifies Your Company of the reward.

10.4.3 Your Company shall enjoy the reward only by having discounts in ordering Products, except for LENOVO's additional written permission. The discount based on certain Products shall only be used in ordering the same Products continuously. Sales discount shall not exceed 15% of the total amount of every order form.

10.4.4 LENOVO is, according to specific product and marketing policies, entitled to amend or alter the rewarding matters and methods based on LENOVO's unilateral judgments.

10.5 LENOVO shall, basing on its reasonable judgments and selections, offer marketing supports to Your Company's product sales activities according to the issued advertising strategies for certain brands or Products, including advertising, participating or holding categories of exhibitions and displays. LENOVO shall give supports for Your Company's participation and organization of such activities according to Your Company's application, provided that such activities do not breach LENOVO's temporal policies and strategies.

10.6 LENOVO would consider its marketing policies and provide Your Company with trainings regarding product sales, technical capacity and repairing services, in order to enable Your Company to fulfill the obligations provided in the channel agreement properly. Training costs are shared by Your Company and LENOVO, or paid according to the policies released by LENOVO then.

10.7 Product Guarantee

10.7.1 LENOVO guarantees the legitimate ownership of the delivered Products.

10.7.2 LENOVO guarantees that its delivered Products conform to the national mandatory standards and have no defects that may affect the regular use at the delivery. LENOVO delivered Products only serve for general purposes, other than all the special purposes, like applications which may cause property loss or personal damages.

10.7.3 According to the quality guarantee stated above, should there be any product failures within the scope and period of the guarantee, LENOVO would provide customers with free repairing services (repairing guarantee) based on the repairing undertaking. Quality guarantee and repairing of the non-LENOVO made Products shall be based on the undertaking standards and methods of the original factories. LENOVO would assist Your Company for the coordination. If the repairing requirement exceeds the period of guarantee, LENOVO would provide a compensated repairing service and the amount would be lawful and commercially reasonable. The repairing guarantee or would be provided by Your Company or other repairing agencies authorized by LENOVO.

10.7.4 LENOVO provides Your Company with material reimbursement support. According to, and only according to such a policy, Your Company shall return to LENOVO's appointed repairing agencies those returnable Products and/or spare parts which are within the scope of repairing guarantee but exceed the period of repairing guarantee.

10.7.5 LENOVO would provide customers with post-sale repairing services through the authorized repairing agencies, including Your Company. The rights, obligations and scope of the post-sale repairing services provided by Your
Company shall stick to the Agreement and other relevant product service policies.

10.7.6 LENOVO service policies are confirmed in these documents: 1) product service policies provided by LENOVO or attached with Products; 2) service policies regarding certain Products released and continuously renewed on LENOVO website.

10.7.7 Except for additional stipulations in Your Company's order form or other types of sales contracts, LENOVO's responsibilities for Products and services are limited to LENOVO definite undertakings. LENOVO shall not bear any product responsibilities that are stipulated, tacit, etc. LENOVO's responsibility for a specific product and/or service shall not exceed its actual exchanging price. LENOVO is not responsible for any indirect, occasional or incidental damages.

10.8 LENOVO would handle Your Company's complaint about our staff's bribery, abuse of power, malfeasance, etc. in time, in order to maintain Your Company's legal interests.

11 Marketing Activities

11.1 Your Company shall not publish, display in any form or use the advertising or promoting materials relevant to contract Products, unless such advertising or promoting materials are offered by LENOVO or are used for product consultancy or promotion agreed by both parties.

11.2 Your Company shall not make any explanation or assurance on a product and/or service without authorization, unless LENOVO issues permission in written form or there are clear, irrevocable expressions in the LENOVO-released written materials. Your Company's advertisements for the contract Products and/or LENOVO-offered services are limited to LENOVO's definite undertakings. If Your Company makes any extra undertakings to customers, you shall notify them that Your Company, other than LENOVO, would be responsible for such undertakings.

11.3 In spite of the stipulations above, Your Company shall observe LENOVO's marketing strategies and proposals and make appropriate efforts to participate and organize product marketing activities, such as advertising, participating in exhibitions and displays, expanding product sales.

12 Report

12.1Your Company shall often report to LENOVO the marketing develop situation of certain LENOVO's Products within your Authorized Region and provide information on market demands and changes of the local laws and regulations. Your Company shall submit to LENOVO your sales information and statistics ("sales information") in the LENOVO-offered format via the "statistical system of channel purchase, sales and inventory and customer information". Such statistics shall be complete, timely, authentic and correct. LENOVO would check and verify the information according to stipulations in the Agreement and other involved agreements, as well as the rules and policies newly released by LENOVO or notified to Your Company. LENOVO would calculate sales rewards for Your Company according to this actual sales information.

12.2 Your Company shall regularly report to LENOVO detailed information on future sales and inventory, as well as other statistical estimations required by LENOVO for budgets and new production plans.

12.3 Your Company shall report to LENOVO all the complaints about LENOVO's Products and their acquirable proofs and other relevant matters, in order to guarantee LENOVO immediate and proper solutions to such complaints. Should there be any disputes between Your Company and customers concerning Products' capabilities, qualities and relevant services, Your Company shall not make any litigation settlement action without LENOVO written permission.

13 Market management

13.1 In order to ensure the corporate interest of LENOVO and all its channels including Your Company, should a channel holds product sales activities which breach relevant channel agreements and the price, market service and other stipulations cited therein, or have made or may make negative effects on the market order or LENOVO's Products, LENOVO is entitled to terminate such activities based on its own knowledge and to stop supplying the channel with Products and services immediately or after it informs the channel.

13.2 LENOVO shall require its channels, including Your Company, to stop supplying Products to the channel that violates the rules. Your Company shall stop supplying Products to the controlled channel directly or indirectly as soon as you receive LENOVO's inform or notification based on the Agreement.

13.3 Should Your Company discovers any channels whose actions violate the Agreement or other agreements involved, you shall report to LENOVO and help for the investigation. If the information is firstly given by Your Company and is true in the investigation, LENOVO shall increase your sales reward by RMB300~RMB50,000.

13.4 Your Company shall maintain LENOVO's interests and not make any actions that is against LENOVO's interests or adopt any marketing strategies that conflicts with LENOVO's interests.

14 Channel supervision

14.1 LENOVO is entitled to evaluate and/or authenticate Your Company's performance of the channel agreement, commercial operations, money investments and service level. If the evaluation result does not reach LENOVO's standards or cannot pass LENOVO's authentication, LENOVO shall, according to the result of evaluation and/or authentication, 1) alter the authorization, authorized credits or the rewards and supports to Your Company; 2) suspend the supply of certain Products to Your Company; or even 3) terminate the channel agreements and/or any involved agreements (including but not limit to any articles of product policies). LENOVO is entitled to require other channels to stop supplying Products to Your Company. LENOVO's standards of evaluation and/or authentication are performed under the standards which are released by LENOVO and are valid within the period.

14.2 LENOVO shall audit Your Company's performance of the channel agreement through regular or irregular inspections (to inspect the quotations, telephone records, secret interviews, customer surveys, etc.) or complaints or reports from other channels. Your Company shall be responsible to supervise your Lower Channels (regardless of LENOVO's authorization), if there are any, in order to guarantee that Your Company's Lower Channels runs in accord with the channel agreement signed by LENOVO and Your Company. Should there be any dealings of Your Company's Lower Channels that violates the Agreement, you shall be responsible for that and take effective actions to rectify such dealings. Your actions shall include, but not limit to, dissolution of any signed agreement.

14.3 Your Company agrees to reserve complete and correct this year's and the past three years' records of your finance and Products' purchase, sales and inventory. Such records shall include all the statistics and information which LENOVO uses to check your performance of the channel agreements and according to the channel agreement and other involved agreements that are supposed to be reported. Your Company shall submit to LENOVO your vigorous statistics of sales and other items in the manner stipulated or permitted by LENOVO, including but not limit to, sales quantity, inventory and capital flows. LENOVO would verify the statistics and information submitted by Your Company and offer Your Company with rewards and other supports based on your statistics that are considered authentic. The statistics which does not correspond with LENOVO rules are null and void.

14.4 During the valid or extended period of the Agreement, LENOVO can audit Your Company's records in due notification. Such audits shall be carried out by LENOVO's inside staffs or independent audits entrusted by LENOVO. Audits would report to LENOVO about your proper performance or the channel agreement. Audits would not exceed twice every twelve (12) months. But LENOVO is entitled to make temporary audits in Your Company in eight hours after informing your LENOVO's suspects your performance of the channel agreement with justifiable reasons. Audit costs are born by LENOVO, unless the audits discover that Your Company does not perform the channel agreement appropriately within the auditing report period. Should the circumstance occurs, Your Company shall be responsible for all the audit expenses in addition to paying LENOVO your penalty and other items that are suppose to be paid by Your Company.

15 Intellectual property rights 15.1 It is confirmed by both parties that unless there is other express agreement, neither party acquires any intellectual property rights or other related rights from the other party from the signing and implementation of this Agreement.

15.2 Within the authorized period of certain Products as agreed by the parties, Your Company may have the license of a series of LENOVO's non-monopoly and non-transferable Intellectual property rights. Such Intellectual property rights refer to the trademarks, trade names, patents, copyrights and designs regarding certain Products, possessed by LENOVO or authorized to Your Company's use by LENOVO. To LENOVO's knowledge at the time of signing the Agreement, such Intellectual property rights do not violate a third party's intellectual property rights within the Authorized Region. Your Company may not have any dissents or amendment to LENOVO's trademarks.

15.3 All or one of the patents, trademarks, copyrights and designs relating to the contract Products, as well as their literal introductions, are and will be LENOVO's property. Your Company shall not change or remove any product signs or property manifestos relating to LENOVO's property ownership. Your Company shall not register the rights and properties mentioned above in your own name or allow others to do so, nor can you register patents, trademarks, trade names, copyrights and designs that are imposturous or the same as or similar to LENOVO, no matter the channel agreement still binds or has terminated. Your Company shall not allow a third party to use LENOVO's intellectual property rights without LENOVO's written permission. Your Company shall stop having LENOVO's intellectual property rights as soon as the Agreement terminates.

15.4 Your Company shall not produce, make or counterfeit any contract Products or its assemblies no matter the Agreement terminates or not, nor can you sell the Products with LENOVO's trademarks or any other LENOVO's marks or symbols which are not supplied by LENOVO or its Channels.

15.5 The use of LENOVO's trademarks, special signs and other unique commercial expressions by Your Company shall be under LENOVO's authorizations in written form, and shall follow LENOVO's instructive documents.

15.6 Should Your Company notice or discover any infringement of LENOVO's patents, trademarks, trade names, copyrights and designs (regardless of apparent or potential), or lawsuits, petitions, counterfeits and unfair competitions relating to LENOVO, you shall notify LENOVO of all such dealings within reasonable time. Besides, Your Company shall provide LENOVO with necessary assistance, including collecting evidence materials, file a joint lawsuit together with LENOVO, etc. LENOVO agrees that it would bear all the legal costs of such litigations, unless otherwise agreed by the parties.

16 Confidentiality

Before signing the Agreement or during its valid period, the commercial, marketing, technical, scientific or other types of materials which have been or would be disclosed from one party (the disclosing party) to the other (the receiving party) shall be designated as confidential information (or similar expressions) at their disclosure, or disclosed secretly, or confirmed to be confidential information under a reasonable judgment by both parties.

16.1.1 Confidential information shall be kept secretly.

16.1.2 Confidential information shall not be used for the purposes not stated in the Agreement.

16.1.3 Confidential information shall not be disclosed to any agency other than the employee of one party who shall know the information due to his/her own duty (or associations, lawyers, accountants or consultants of that party). The personnel mentioned above shall sign an Agreement of Confidentiality in written form, whose confidentiality obligations shall be as serious as, if no more than, this article.

16.2 Article 16.1 is not applicable to the information below:

16.2.1 The non-receiving party has written records that suggest it has already known the information before the disclosure from the disclosing party.

16.2.2 The information has been, or would be publicized not by the receiving party's violation of the confidentiality obligation.

16.2.3 The receiving party acquires the information from a third party who is not bound for the confidentiality obligation.

16.3 During the administrative and legal proceeding, the receiving party shall, according to the commands or requirements of the authorities with qualified jurisdictions, disclose the confidential information that is necessary as required by the administrative or legal proceeding. A written notification to the other party shall be sent before such disclosures.

16.4 Your Company shall not issue any newsletter or other promotion of any news with direct or indirect relations to the Agreement and other related agreements.

16.5 After the expiration or termination of the Agreement, or at the request of the disclosing party, the receiving party shall: 1) return (or extinguish at the request of the other party) all the materials that contain the confidential information (including photocopies) to the other party; and 2) issue a written guarantee within ten days after the request that the above mentioned materials have been returned to the other party or extinguished.

17 Remedies

17.1 General Rules

17.1.1 Either party, if breaches the contract, shall take reasonable remedial measures as acceptable to the other party to rectify its breach of the contract upon its notice of the breach or the receipt of the notice of breach from the other party.

17.1.2 Both parties agree that it is necessary to observe the Agreement and the agreements involved in order to maintain the interests of Your Company and LENOVO, as well as all the LENOVO's Channels. As any breach of the Agreement and the agreements involved would cause damages to others, the breaching party shall make immediate and sufficient compensations for its breach of the contract. When it may be difficult to calculate the amount of damages, both parties consider it necessary to fix the penalty in advance. Both parties agree that the penalty fixed in the Agreement is reasonable and shall be paid as soon as a breach of contract occurs without proving the damages. Additionally, the non-breaching party is entitled to judge the amount that shall be paid by the breaching party unilaterally within the range of amount stipulated in the Agreement. In the event that the penalty paid by the breaching party cannot cover the damages of the non-breaching party, the non-breaching party is entitled to a petition of continuous compensation. Damages mentioned in the Agreement shall include the non-breaching party's damages caused by a breach of contract, as well as the legal costs and expenses, including investigation, arbitration, litigation, payments for lawyers, etc.

17.1.3 The penalty and compensation born by Your Company shall be firstly deducted from the rewards and supports for Your Company. If such deduction cannot cover all the penalty and compensation, LENOVO is entitled to require a further payment. The deduction of rewards and supports comes into effect as soon as LENOVO notifies Your Company. As for the amount of penalty and compensation that exceed the deduction, Your Company shall give a reasonable explanation within seven days after receiving LENOVO's written notification. Without a reasonable explanation from Your Company within the time limit, the amount of money in the notification shall be Your Company's due payment.

17.1.4 The above stipulation does not affect other remedial measures that may be taken by the non-breaching party under agreements or laws.

17.1.5 The two parties may stipulate other breaching liabilities in any related agreements.

17.1.6 In particular, "Your Company" shall include the associations and Lower Channels of Your Company in this article.

17.2 Should Your Company breaches article 4 of the Agreement and causes confusion to customers regarding Your Company's identity, LENOVO may charge you a RMB3,000 penalty each time, according to its reasonable judgment.

17.3 Should Your Company does not comply with the payment obligation as stipulated in article 6 of the Agreement, you shall pay the higher of the penalties agreed by both parties. Penalty for default payment is stipulated in the Articles of Product Policy or the order forms.

17.4 Should Your Company breach article 7 (article 7.7 excluded) and/or rules of sales relating to that article, Your Company shall bear a penalty ranging from RMB5,000 to RMB20,000, subject to the following:

17.4.1 Products outflow under pricing support: Should the Products with Your Company's applied pricing support outflows, whether handled by other Channels or not, Your Company shall bear a penalty to LENOVO ranging from RMB10,000 to RMB100,000. Meanwhile LENOVO shall reduce the sales reward for Your Company according to all the discounts at this round of pricing support and may terminate the authorized credits and pricing support to Your Company.

17.4.2 Products outflow under sales price support: Should Your Company spreads the Products that are under sales price support without registering in LENOVO, Your Company shall bear a penalty to LENOVO ranging from RMB5,000 to RMB20,000 RMB.

17.4.3  Supplying  to  companies  that  are  enjoined  from  acquiring  LENOVO's
Products: should Your Company supply LENOVO's Products to companies that are enjoined from acquiring LENOVO's Products, Your Company shall bear a penalty to LENOVO ranging from RMB10,000 to RMB20,000.

17.4.4 Regional Sales: 1) Should Your Company sell or transfer Products across the Authorized Region, whether handled by other Channels or not, Your Company shall bear a penalty to LENOVO of RMB1,000 per computer amounting to RMB20,000 in total. 2) Should Your Company sell computers marked by non-authorized region signs without registering to LENOVO, Your Company shall bear a penalty to LENOVO ranging from RMB5,000 to RMB20,000.

17.4.5 Sales at low price: should Your Company sell Products in low price or low quotation, or supply Products to sales companies in low price or low quotation, Your Company shall bear a penalty to LENOVO ranging from RMB5,000 to RMB20,000.

17.4.6 Sales across the Authorized Region at low price: should Your Company sell or transfer Products across the Authorized Region in the price or quotation lower than LENOVO's lowest retail price, whether handled by other Channels or not, Your Company shall bear a penalty to LENOVO of RMB10,000. Should Your Company sell Products across the Authorized Region in low price over three times within three months, or sell Products across the Authorized Region which causes order loss to other Channels, or supply LENOVO's Products to companies that are enjoined from acquiring LENOVO's Products, or sell over ten computers across the Authorized Region in low price at once, or cause other fundamental damages, Your Company shall bear a penalty to LENOVO of RMB20,000.

17.4.7 Low quotation prices on the media: should Your Company publish a price on the media (including the pamphlets and quotation forms made by Your Company) which is lower than LENOVO advertising price, Your Company shall bear a penalty to LENOVO ranging from RMB2,000 to RMB20,000.

17.4.8 Leaking the purchasing price: should Your Company leak the purchasing prices of LENOVO's Products, Your Company shall bear a penalty to LENOVO of RMB5,000.

17.4.9 Customers' complaints: should any customers complain Your Company for deceiving or threatening, Your Company shall bear a penalty to LENOVO ranging from RMB2,000 to RMB20,000.

17.5 Should Your Company submit to LENOVO the sales statistics and sales information which are not in accord with LENOVO's criteria, such sales statistics and sales information shall be invalid and shall not be calculated in the sales reward. Should Your Company submit fake sales statistics and sales information to LENOVO, Your Company shall bear a penalty to LENOVO of 50% of the sales reward in that round, in addition to deleting the fake statistics and information from sales reward.

17.6 Should Your Company breaches article 8 and/or the service rules cited by that article, Your Company shall bear a penal of RMB500. But you shall stick to additional stipulations, if there are any.

17.6.1 Should Your Company breach article 8.1 in the Agreement and take unfair measure or provide no services, Your Company shall bear a penalty ranging from RMB2,000 to RMB20,000 each time.

17.6.2 Should Your Company breach article 7.7 and 8.7, and change the Products or dishonor Your Company's extra undertakings to customers without authorization, Your Company shall bear a penalty ranging from RMB1,000 to RMB3,000.

17.7 Should Your Company fail to perform the Agreement or its cited rules which result in customers' complaints or claims for compensation, once confirmed by LENOVO that it should be Your Company's responsibilities, Your Company shall bear the expenses caused by those complaints or claims for compensation, including but not limited to the costs to comfort customers and the depreciation due to the Products' reimbursement or replacement, (2.5ie of the product's terminal selling price per day). In addition, Your Company shall bear a penalty ranging from RMB500 to RMB2000 for every usual complaint and a penalty ranging from RMB2,000 to RMB5,000 for every serious complaint, or a penalty of RMB10,000 for every vicious compliant. In this article, "usual complaint" refers to customers' complaints or claims for compensation caused or partly caused by Your Company's fault, while Your Company settles the disputes actively without going depravation; "serious complaint" means that Your Company does not settle the above-mentioned complaints or claims for compensation until LENOVO urges you to do so, or Your Company does not take effective measures and result in customer's complaints in a third organization such as LENOVO's central management department, the association for consumers, the Industry and Commerce Administration Bureau, etc. Usual complaints risen over twice shall be regarded as serious complaints; "Vicious complaint" means that Your Company has not take effective measures on customers' complaints or claims for compensation and leads to exposure on the media, lawsuits or propaganda via the internet, etc. Serious complaints risen over twice shall be regarded as vicious complaints.

17.8 Should Your Company incurs customers' complaints or claims for compensation due to breach of the channel agreement or any stipulations cited therein, and such event is exposed to the public in the ways including but not limited to media reports, notifications released by the government or other authorities, Your Company is deemed to cause severe damages to LENOVO's public image and reputation. Hence Your Company shall bear a penalty according to the Agreement and shall make further compensations if the penalty cannot cover LENOVO's loss. The amount of loss arisen from the damages to LENOVO's image and reputation is calculated according to the total amount of market promotion and advertising expenses (including costs specially invested for the Authorized Region and the whole sum shared by Channels nationwide) invested by LENOVO into Your Company's Authorized Region in the past three years since the breach of contract.

17.9 Should Your Company breach the contract in other forms, Your Company shall compensate RMB500~RMB10,000 per time.

17.10 Should Your Company breach the channel agreement and its cited rules not stipulated in the Agreement, LENOVO shall take the following measures accordingly, which would not affect LENOVO rights to seek other legitimate remedies: a) reduce, or even cancel Your Company's authorized credits; b) stop all types of supports to Your Company; c) stop supplying LENOVO Products to Your Company, or even stop other Channels to do so, until LENOVO considers it all right to restart the supply; d) LENOVO shall terminate the channel agreement and/or any other relevant agreements (including but not limited to any articles or product policies) without bearing any liabilities; and/or e) investigate Your Company's administrative and criminal liabilities.

18 Force Majeure

18.1 Force majeure refers to the objective events that are unforeseeable, and its occurrence and consequences are insurmountable and unavoidable.

18.2 Should there be any failure to perform the Agreement or perform it fully due to force majeure, liabilities of the affected party shall be partly or wholly exempted. But the affected party shall notify the other party immediately after the occurrence of the force majeure and provide proofs issued by governmental departments, chamber of commerce or notarization authorities or reports given by authoritative local media for evidence of the force majeure.

18.3 After the removal of the force majeure, the affected party shall inform the other party without delay if it could continue to fulfill its obligations. With approval of the other party, the affected party shall continue to perform the Agreement.

18.4 Should the occurrence of force majeure is attributable to the late performance of the Agreement by one party, its liabilities shall not be exempted due to force majeure.

19 Applicable Law

19.1 The Agreement is governed by laws of the mainland, People's Republic of China (excluding Hong Kong and Macao).

20 Dispute Settlements

20.1 Both parties shall make reasonable efforts and friendly consultations to settle any disputes arisen from or relating to the performance and interpretation of the channel agreement. Either party shall seek for legal remedies if a dispute cannot be solved within a reasonable period. Both parties agree that disputes shall be submitted to the courts where LENOVO is located.

20.2 The above  stipulations shall not affect the rights of either party to seek
for  injunctions,   property  reserving,   pre-litigation  reserving  and  other
temporary remedy order.

21 Period and termination

21.1 The Agreement shall be valid from April 1st, 2005 to March 31st, 2006 unless the Agreement is terminated in advance. The Agreement shall be performed continuously until either party terminates it. It shall also take in effect if after the expiration of the term if both parties agree to extend the cooperation relations. If Your Company fails to sign the Commercial Articles and any Articles of Product Policy according to LENOVO's requirements, the Agreement shall be suspended.

21.2 Either party shall terminate the channel agreement by informing the other party by a notice two months in advance, but the executing order forms and stipulations relating to the order forms shall not be terminated for the same reason.

21.3 The Agreement shall be terminate under such circumstances:

21.3.1One party applies for bankruptcy or is sued by others for bankruptcy, or enters analogous legal procedures;

21.3.2 The sales of one party are seriously deteriorating.

21.3.3One party engages in transferring properties, withdrawing capital or escaping debts.

21.3.4 Termination according to prescriptions in the Agreement and other agreements involved.

21.4Consequence of Termination:

21.4.1 Should the Agreement be terminated due to any reason, the rights and obligations of both parties prescribed in the Agreement and its Affiliated Agreements shall be terminated immediately. But articles in the Agreement and its Affiliated Agreements concerning statements and warranties, supporting services, liabilities for breach of contract, intellectual property rights, confidentiality, defending, applicable laws, jurisdictions and other articles whose validation shall be extended by its nature shall continue to be valid.

21.4.2 Termination of the Agreement shall not affect Your Company's liabilities for the product quality and post-sale service. Your Company shall continue to provide your Lower Channels and/or customers with repairing guarantees and maintenance services outside the guarantee scope. Termination of the Agreement shall not affect the claim for compensation of either party for the breach of contract or tort by the other party.

21.4.3 With the termination of the Agreement or the channel agreement, Your Company shall return all the materials and Products provided by LENOVO under the terminated agreement back to LENOVO fifteen days from the termination.

21.5 Should there be any changes to the controlling right or ownership of Your Company or the associations of Your Company, or other fundamental alterations with respect to bankruptcy, liquidation, etc., LENOVO is entitled to take the following measures: 1) stop supplying Products; 2) deliver Products after the remittance arrives; 3) ask for guarantees from Your Company; 4) terminate the channel agreement.

22 Notice and Contacts

22.1 All the notices issued according to or relating to the Agreement and the agreements involved shall be in written form. Addresses for receiving notices of both parties shall be the ones stipulated in the Agreement or additionally informed by both parties. If not additionally informed, the addresses of both parties shall refer to the ones written on the first page of the Agreement. Should there be any changes of the address of either party, the changing party shall inform the other party without delay.

22.2 The service of all the notices issued under the channel agreement shall be delivered by: 1) delivered to the addressee 2) fax or email that is confirmed or registered; 3) post with the address written clearly and the expense paid; 4) formal express services. The notice is valid since the date of delivery if by delivered to the addressee, or three working days from the delivery if sent in other qualified ways.

22.3 LENOVO shall send the written notices and bulletins issued under the Agreement to Your Company directly (including mail, fax or email), or publish them on LENOVO's websites. Such notices and bulletins come into effect on the day they reach Your Company or are published. Your Company shall consult the website regularly.

23 General articles

23.1 Any amendments or supplements to the Agreement shall be made in written form and confirmed and signed by both parties in effective manner. Such documents would form a valid part of the relevant channel agreements after confirmation.

23.2 The channel agreement and other related agreements shall be negotiated and signed by both parties, and be accepted and confirmed after sufficient consideration in the commercial conditions of the other party. Both parties have noticed and understood thoroughly the articles that limit or exclude the rights or obligations of either party unilaterally and do not see any unfairness contained in the channel agreement and other agreements involved. All the articles shall be interpreted literally and reasonably, but shall not be strictly interpreted towards the advantage or disadvantage of either party.

23.3 LENOVO shall publish on its website or provide Your Company with kinds of rules and regulations. LENOVO shall amend such documents at times. Such documents and their amended version would come into effect as soon as offered or published by LENOVO.

23.4 Neither party shall sub-contract the channel agreement or part of it, nor shall it transfer it to a third party. With LENOVO's written approval, Your Company shall sub-contract or transfer the channel agreement or part of it, and Your Company's obligations shall not be reduced. In the convenience of the service, LENOVO shall assign all or part of the services under the channel service to its to associations or appointed factories, including confirming the order forms, delivery Products and offering services, etc. Conditions and articles in the relevant channel agreements shall be applied to such services.

23.5 Your Company shall not provide any money, gifts or other tangible or intangible interests to LENOVO's staffs and/or their family members who have actual or potential service relations with Your Company. Such dealings, once detected, shall be treated as business bribery that has caused material damages to LENOVO. LENOVO shall ask for a penalty of RMB100,000 in addition to terminating the Agreement. But advertising presents under business customs shall be excluded.

23.6 Should there be any articles in the channel agreement that are judged by authorities with qualified jurisdictions as invalid or unenforceable, while such articles do not affect the rights of both parties substantially, the Agreement shall continue to be valid. Any articles judged as partly invalid or unenforceable shall have complete force within the part that is not judged as invalid or unenforceable.

23.7 Valid waivers of the channel agreement need subscriptions of both parties. One party's negligence or delay of certain rights regardless of the reason, or its negligence or delay of the investigation to the breaching or tort of the other party, shall not be regarded that it has waived its right to do so, nor it waives the investigation to such matters in the future.

23.8 The channel agreement shall also be made for the interests of both parties and their own legitimate successors or assignees and bind both parties and their own legitimate successors or assignees equally.

23.9 Title of the channel agreement is made for reading convenience, rather than an integral part of the contract, nor an interpretation of the Agreement.

23.10 The Agreement shall include but not confine to the following parts:

23.10.1 Commercial Articles.

23.10.2 Articles of Product Policy.

23.10.3 Order forms, sales contracts that are involved.

23.10.4 Amendments and supplements to the Agreement and its annex.

23.10.5 All the regulations and documents cited in his agreement.

23.11 The original of the Agreement shall be held in two copies of the same form. Each party shall preserve one copy with equal legal effect. This form shall come into force after signed by two parties and from the valid date indicated on the first page. Should there be no valid date on the first page, the later date on which the party signs the contract shall be the valid date.

                              End of Main Context.

              Cooperation Agreement of Service Channel with LENOVO
                               Commercial Articles

The Commercial Articles of this Cooperation Agreement of Service Channel with LENOVO ("the Commercial Articles"/ "Commercial Articles") is signed by the two parties indicated on the first page: LENOVO Corporation (hereinafter referred to as "LENOVO") and its Service Channel partner (hereinafter referred to as "Your Company"). According to the Commercial Articles, LENOVO supplies its product to Your Company and Your Company purchases the contract Products from LENOVO.

1 Definition Terms of this commercial has the same meaning as those defined in the Master Agreement, unless there are other explanations as the following:

1.1 Product refers to that is defined in the Master Agreement. Product shall include its accessories, spare parts, documents and materials going with the product, unless defined otherwise.

1.2 Appointed Websites refer to the e-commerce websites defined in the Master Agreement.

1.3 Electronic Order Form refers to the order form with digital signatures of both parties exchanged via the Appointed Websites.

2 Ordering

2.1 Your Company's ordering for LENOVO's Products shall under the conditions set forth when LENOVO accepts your ordering.

3 Order form

The order for Products shall be started when Your Company issues an order. The order form shall be written in the format approved by LENOVO with contents of quantity, product, applicable price (including unit price and total price), transportation guidance and date of delivery on it. If the order form does not state clearly, LENOVO's judgment shall prevail.

3.2 All the orders issued by Your Company shall be bound by the Commercial Articles. Should there be any conflicts between the Commercial Articles and the order forms, Your Company's confirmations or other written information, the Commercial Articles shall be applied in preference. The applicable price and ordering quantity mentioned by Your Company shall be in accordance with LENOVO's temporal pricing policies and its lowest requirement for ordering quantities.

3.3 Your Company shall fax the order forms with official stamps to LENOVO, unless you can submit and confirm the order forms via the electronic way as stipulated below.

3.4 With the agreement of both parties, both parties may adopt the electronic exchange based on the agreement of e-commerce system service signed by both parties. Electronic orders shall be confirmed in digital signatures via digital certificates. Both parties shall observe the specific stipulations in the agreement of e-commerce system service.

3.5 Order forms issued by Your Company become valid orders ("valid order") after LENOVO confirms and it thereafter constitute LENOVO's undertaking to Your Company. LENOVO would audit Your Company's credits and the feasibility of your orders according to its inside risk control process and decides whether to confirm or reject Your Company's orders.

3.6 Your Company's revoking or alteration to the valid orders shall be approved by LENOVO, otherwise Your Company shall pay a penalty to LENOVO according to the Master Agreement and any related agreements, as well as the cited regulations, policies and documents released or notified by LENOVO. Your Company's default to perform the valid orders (including but not limited to the delay of payment), which causes LENOVO holds that the valid orders shall not be continuously performed, is regarded as Your Company's withdrawal. LENOVO is entitled to cancel Your Company's valid orders or reserve them according to your written application. In addition, Your Company shall pay a penalty to LENOVO according to the Master Agreement and any related agreements, as well as the cited regulations, policies and documents released or notified by LENOVO.

4 Price

4.1 Product prices shall be in compliance with the channel prices released by LENOVO should there be no other stipulations. Other service fees, transportation fees and taxes out of the standard services are excluded in the product prices. LENOVO would release price notices at times according to its marketing policies and fixed channel prices, suggested retail prices and discount prices which are applicable at that time.

4.2 Except for extra stipulations, LENOVO would release notices, administrative, technical and proceeding information, manifesto, promotion activities, project proposals, product and price notifications and other notices ("documents of notices"). Such documents of notices can make amendments to the articles in the Agreement within the stipulated scope and shall come into force on LENOVO's appointed date, unless Your Company notifies LENOVO in written form within fifteen days from receiving the documents of notices.

4.3 After receiving Your Company's notification, LENOVO shall reserve the amended contents and clarify or confirm them to Your Company, or cancel the accepted but not yet delivered orders which are affected by the documents of notices, or cancel all the ordering rights.

4.4 LENOVO may make lowest requirements for the ordering quantities of every order form and release them through the documents of notices and documents of relevant business policies.

4.5 According to the authorized Products sold by Your Company and the identity of Your Company, you may have a price protection or sales discount, which would be implemented under the Articles of Product Policy specifically.

5 Payment

5.1 Unless agreed otherwise, the payment shall be made prior to the product delivery. LENOVO shall audit and evaluate Your Company's qualifications and decide to authorize a certain degree of credit to Your Company based on its unilateral judgments. LENOVO may make account sales to Your Company within that degree of credit. LENOVO shall reduce or cancel Your Company's relevant rewards (including but not limited to sales discounts) during the account sales, in order to compensate for LENOVO's increased selling costs due to account sales. The highest amount of account sales and methods and proportions to reduce or cancel Your Company's relevant rewards are fixed by LENOVO.

5.2 Your Company shall pay to LENOVO within the contracted paying period, which shall be in compliance with the Commercial Articles and LENOVO's relevant regulations for payments. If the paying period is not stipulated or contracted clearly, Your Company shall made the payment before product delivery; If the Products have been delivered, Your Company shall pay the money all within one business day from the date of delivery.

5.3 Should Your Company fail to pay as required, LENOVO shall: 1) ask Your Company to pay a penalty of 0.4ie of the unpaid amount per day from the due date to the date of payment; if the payment is overdue three days, Your Company shall pay LENOVO extra penalty, which shall be 0.4ie of the unpaid amount per day from LENOVO selling date (refer to LENOVO delivery and sales confirmation date) to the due date; 2) ask Your Company to bear certain expenses and re-possess any unpaid Products that are possessed, kept or controlled by Your Company, regardless of wherever they are; 3) stop supplying Products to Your Company without bearing any liabilities; and/or 4) take measures under the Commercial Articles or applicable laws.

5.4 Your Company shall inform LENOVO after your payment with relevant payment information in written forms such as applicable order numbers for LENOVO's audit on Your Company's payment. If LENOVO cannot audit the payment due to Your Company's fault, Your Company's payment shall be regarded as delayed.

5.5 LENOVO may issue an invoice at the delivery. Possessing LENOVO's invoice does not mean that Your Company has paid the amount written on the invoice. Unless agreed otherwise, LENOVO is not obligated to change the issued invoice which cannot offset taxes if not due to its fault. But if it is caused by LENOVO's fault, Your Company shall notify LENOVO within ten days from receiving the invoice and send the invoice back. Overdue invoices shall not be changed. If Your Company's requirement for changing invoice is caused by your own fault, Your Company shall, with LENOVO's permission for the change, bear the expenses to re-issue an invoice according to any relevant stipulations in the LENOVO-released regulations, policies or documents, or notifications to Your Company.

5.6 LENOVO shall audit Your Company's cash flows and invoices regularly or randomly. Your Company shall give a confirmation within fifteen days from receiving LENOVO's documents of account verification. If Your Company approves LENOVO's documents of account verification, you shall add an official or financial stamp on them and fax them to LENOVO's commercial department or send them in a LENOVO-granted manner. Should Your Company have any objections to the documents of account verification, you shall notify LENOVO in written form within the period mentioned above with detailed reasons and sufficient evidences. Your Company is regarded to have approved LENOVO's documents of account verification if Your Company does not make any written reply within the contracted period. Should the two parties have any disputes concerning the documents of account verification, LENOVO shall suspend the performance of the successive orders.

5.7 If LENOVO publishes the payment and check-out rules, payment and check-outs for Products shall comply with such rules.

6 Transportation and Delivery

6.1 Delivery information: Your Company shall guarantee to LENOVO the veracity and completeness of the delivery information, which shall include, but not limited to, date of delivery, address, consignee (company or natural person) and special delivery methods. Expenses and losses caused by Your Company's failure to offer verified and complete delivery information shall be born by Your Company.

6.2 Delivery plan: Your Company shall point out the date of delivery under a certain order form. If Your Company requires delivery the Products urgently, or an urgent delivery is indicated in the date of delivery in the order form, Your Company shall pay the urgent fees according to the standards released or notified by LENOVO. The delivery date pointed out by Your Company in the order form shall comply with LENOVO's relevant transportation and delivery rules. If Your Company points out no date of delivery in the order form, LENOVO may select a date of delivery according to its service arrangements.

6.3 Delivery methods:

6.3.1 Unless otherwise stated in other contracts (including but not limited to special contracts of delivery methods), LENOVO shall choose to deliver Products by means of door-to-door, door-to-station, etc. according to the delivery addresses, or choose to consign and deliver by LENOVO itself or other entrusted consigners.

6.3.2 LENOVO provides a single free delivery service to one place for each order form. If Your Company requires delivery Products to several places, or to one place in many times, or in other special ways, you shall pay extra fees according to the standards released or notified by LENOVO. Such fees shall be taken directly from Your Company's prepaid money to LENOVO or deducted from Your Company's sales rewards. Your Company shall make extra payments if required by LENOVO.

6.3.3 Door-to-door delivery: LENOVO shall be responsible to transport the Products to the delivery addresses and fulfill the take-over procedures with Your Company's appointed consignee. The appointed consignee of Your Company shall inspect and sign for the Products with LENOVO or its entrusted consigner in front of the truck.

6.3.4 Door-to-station delivery: LENOVO may transport the Products to the airport or station closest to the delivery address according to the plane or train schedules and fax the pick-up warrant to the consignee pointed out in the order form. Your Company or the appointed consignee shall pick up the Products at the station or airport in person.

6.3.5 Your Company's delay to receive the Products shall be approved by LENOVO and Your Company shall bear the costs arisen from the delay according to the standards published or notified by LENOVO.

6.4 Inspection:

6.4.1 Your Company or the appointed consignee shall inspect the quantity, type and shape of the Products together with the consigner at the delivery locale and fulfill the take-over and signing procedure.

6.4.2 Should Your Company or the appointed consignee discover the following problems during inspection: 1) discrepancy of product name, type or assemblies;
2) discrepancy in quantities; 3) damages in package. Your Company or the appointed consignee shall make further inspections and detailed written records which would be signed/stamped by Your Company or the appointed consignee and the consigner for confirmation. Proofs issued by the bureau of railway or aviation are also needed if transported by train or plane.

6.4.3 Should the events mentioned in 6.4.2 occur, Your Company shall notify LENOVO in written form within two business days from the delivery, otherwise the delivery is regarded as qualified. LENOVO shall change the Products that are not qualified during inspection. Your Company shall not deny receiving LENOVO's Products that are qualified during inspection. Should Your Company deny or delay to receive the qualified Products, LENOVO shall withdraw the delivery while Your Company shall bear such expenses and costs. LENOVO may stop supplying Products to Your Company. The above mentioned expenses and costs can be taken from Your Company's prepaid money or deducted from the rewards.

6.5 Risks of product's extinguishment or damages shall be transferred to Your Company at the delivery. If the product is or contains software, the ownership shall still be possessed by LENOVO or its licensed party.

6.6 LENOVO may make reasonable business efforts to implement Your Company's orders, but it shall be limited by the credit verification, product provision and the manufacturing cycle. LENOVO shall not be responsible for any losses in service, revenue or profit and their incidental or consequential losses due to Your Company's default at the product delivery. Should the consigning of the affected Products be delayed for over two months, Your Company may revoke the accepted order form or certain Products contained in it.

6.7 The limited product guarantees and the service responsibilities of both LENOVO and Your Company shall be performed under the Master Agreement and its related agreements.

7 Projection 7.1 Your Company shall provide a market projection via LENOVO e-commerce system and order the contract product by issuing order forms. Your Company's market prediction may be amended.

8 Report

8.1 Your Company shall make report to LENOVO on sales or other relevant aspects according to LENOVO's required time limit, format, standard and contents, and such reports would be used in LENOVO's marketing analysis and its support and evaluation on Your Company's operation. Your Company shall make such reports in honesty.

9  Liabilities  for breach of contract

9.1 Liabilities for breach of contract shall follow the Master Agreement unless agreed otherwise.

10 Others

10.1 The Commercial Articles forms are an integral part of the Master Agreement with equal legal force.

Text ends

Record with stamp

To guarantee a smooth cooperation between both parties, LENOVO make a record for Your Company's official stamp put as the following:


Financial stamp: The Stamp of Shenzhen Hengtaifeng Technology Co., Ltd. is affixed.


Contract stamp: The Stamp specially for sealing contract of Shenzhen Hengtaifeng Technology Co., Ltd. is affixed.

LENOVO shall perform the agreement, confirm the order form, etc. according to the stamps put above. All the legal effects arisen from that shall be born by Your Company.

Should there be any changes in the above recorded stamps, Your Company shall notify LENOVO within three days from the changing day.

Your Company: (signature/stamp) The Stamp of Shenzhen Hengtaifeng Technology Co., Ltd. is affixed.

Date: March 31, 2005

Remark: Your Company shall add an official stamp or contract stamp on your signature.